VOTING AGREEMENT
VOTING AGREEMENT, dated as of June 17, 2018 (this “Agreement”), by and between BOK Financial Corporation, an Oklahoma corporation (“Purchaser”) and Noel N. Rothman (the “Shareholder”).
WHEREAS, concurrently herewith, CoBiz Financial Inc., a Colorado corporation (the “Company”), Purchaser and BOKF Merger Corporation Number Sixteen, an Oklahoma corporation and a direct wholly-owned Subsidiary of Purchaser (“Merger Sub”) are entering into an Agreement and Plan of Merger (as it may be amended or modified from time to time, the “Merger Agreement”) pursuant to which the Company will merge with and into Merger Sub on the terms and conditions set forth therein, with Merger Sub surviving such merger (the “Merger”) and, in connection therewith, each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (with certain exceptions) will be converted into the right to receive (i) a number of shares of Purchaser Common Stock equal to the Exchange Ratio and (ii) $5.70 in cash, as set forth in the Merger Agreement;
WHEREAS, as of the date hereof, the Shareholder is the record or beneficial owner of, and has the right to vote and dispose of, certain shares of Company Common Stock (such Company Common Stock, together with any other capital stock of the Company acquired by the Shareholder after the date hereof, whether acquired directly or indirectly, upon the exercise of options, conversion of convertible securities, upon a stock dividend or distribution, upon a split-up, reverse stock split, recapitalization, combination, reclassification or otherwise, and any other securities issued by the Company that are entitled to vote on the approval of the Merger Agreement held or acquired by the Shareholder and which the Shareholder has the right to vote and dispose of, being collectively referred to herein as the “Shares”);
WHEREAS, obtaining the approval of the Merger Agreement by the Requisite Company Vote of the Company shareholders is a condition to the consummation of the Merger; and
WHEREAS, as an inducement to Purchaser to enter into the Merger Agreement and incur the obligations therein, Purchaser has required that the Shareholder enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
Section 1.Agreement to Vote; Restrictions on Voting and Dispositions.

(a)Agreement to Vote Company Common Stock. The Shareholder hereby irrevocably and unconditionally agrees that from the date hereof until the Expiration Time, at any meeting (whether annual or special and each adjourned or postponed meeting) of the Company’s shareholders, however called, or in connection with any written consent of the Company’s shareholders, the Shareholder will (x) appear at such meeting or otherwise cause all of the Shares to be counted as present thereat for purposes of calculating a quorum and (y) vote or cause to be voted (including by written consent, if applicable) all of the Shares, (1) in favor of the approval of the Merger Agreement and the other transactions contemplated by the Merger Agreement, including any proposal to adjourn or postpone such meeting of the Company’s shareholders (which is not opposed by Purchaser) to a later date if there are not sufficient votes to approve the Merger Agreement and the other transactions contemplated by the Merger Agreement on the date on which such meeting is held, (2) against any other Acquisition Proposal and (3)

against any other action or agreement that would reasonably be expected to prevent, materially impair or materially delay the consummation of the Merger.

(b)Restrictions on Transfers. The Shareholder hereby agrees that, from the date hereof until the Expiration Time, the Shareholder shall not, directly or indirectly, sell (including short sales), transfer, give, pledge, grant a security interest in, encumber, assign, grant any option for the sale of, enter into a “put equivalent position” (as defined by Rule 16a-1(h) under the Exchange Act) or otherwise transfer or dispose of (including by operation of law) any Shares (collectively, “Transfer”), or enter into any agreement, arrangement or undertaking with respect to any Transfer of any Shares, other than to any affiliate; provided that as a condition to such Transfer, such affiliate shall agree in a signed writing reasonably acceptable to Purchaser to be bound by and comply with all the provisions of this Agreement. Any Transfer in violation of this Agreement shall be void.

(c)Transfer of Voting Rights. The Shareholder hereby agrees that prior to the Expiration Date the Shareholder shall not deposit any Shares in a voting trust, grant any proxy or power of attorney or enter into any voting agreement or arrangement in contravention of the obligations of the Shareholder under this Agreement with respect to any of the Shares.

(d)Inconsistent Agreements. The Shareholder hereby agrees that it shall not enter into any agreement, contract or arrangement with any person prior to the Expiration Time, directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the Shares in any manner which is inconsistent with this Agreement.

Section 2.Representations, Warranties and Covenants of the Shareholder.

(a)Representations and Warranties. The Shareholder represents and warrants to Purchaser as follows:
(i)Capacity. The Shareholder has all requisite capacity, power and authority to enter into and perform its obligations under this Agreement. No filing with, and no permit, authorization, consent or approval of, a Governmental Entity is necessary on the part of the Shareholder for the execution, delivery and performance of this Agreement by the Shareholder or the consummation by the Shareholder of the transactions contemplated hereby, except where the failure to make or obtain such filing, permit, authorization, consent or approval would not, individually or in the aggregate, reasonably be expected to impair the Shareholder’s ability to perform its obligations under this Agreement in any material respect.
(ii)Due Authorization. This Agreement has been duly executed and delivered by the Shareholder and, if the Shareholder is not a natural person, the execution, delivery and performance of this Agreement by the Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Shareholder.

(iii)Binding Agreement. Assuming the due authorization, execution and delivery of this Agreement by Purchaser, this Agreement constitutes the valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(iv)Non-Contravention. Except as contemplated by this Agreement, the Shareholder has not (a) entered into any voting agreement or voting trust with respect to any Shares or entered into any other contract relating to the voting of the Shares or (b) appointed or granted a proxy or power of attorney with respect to any Shares in any manner which is inconsistent with this Agreement. Neither the execution and delivery of this Agreement by the Shareholder nor the consummation by the Shareholder of the transactions contemplated hereby or compliance by the Shareholder with any of the provisions hereof shall (1) if the Shareholder is not a natural person, conflict with or violate any provision of the organizational documents of the Shareholder, (2) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Shareholder pursuant to any contract to which the Shareholder is a party or by which the Shareholder or any property or asset of the Shareholder is bound or affected, or (3) violate any law or judgment, order, injunction, ruling or decree of any Governmental Entity applicable to the Shareholder or any of its properties or assets, except in the case of clauses (2) or (3) for violations, breaches or defaults that would not, individually or in the aggregate, impair the Shareholder’s ability to perform its obligations hereunder on a timely basis.

(v)Ownership of Shares. Except for restrictions in favor of Purchaser pursuant to this Agreement, and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various States of the United States, the Shareholder is the sole record and beneficial owner of all of the Shares, in each case free and clear of Liens, and has the power to vote or direct the vote with respect to the Shares. As used in this Agreement, the terms “beneficial owner,” “beneficially own” and “beneficial ownership” shall have the meaning set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act; provided, that, for purposes of determining whether a person is a beneficial owner of any Shares, a person shall be deemed to be the beneficial owner of any Shares which may be acquired by such person pursuant to any contract, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such Shares is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). No person has any contractual or other right or obligation to purchase or otherwise acquire any of such Shares and the Shareholder has not assigned any rights associated with any Shares to any person.

(vi)Absence of Litigation. As of the date hereof, there is no legal proceeding pending or, to the knowledge of the Shareholder, threatened against the Shareholder before or by any Governmental Entity, except, as would not reasonably be expected, either individually or in the aggregate, to impair the ability of the Shareholder to perform its obligations hereunder in any material respect.

(vii)Reliance. The Shareholder understands and acknowledges that Purchaser is entering into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement and the representations, warranties, covenants and agreements of the Shareholder contained herein.

(b)Covenants. The Shareholder hereby further covenants and agrees as follows:
(i)The Shareholder hereby authorizes Purchaser and the Company to publish and disclose in any announcement or disclosure in connection with the transactions contemplated by the Merger Agreement, including the S-4 filed in connection with the transactions contemplated by the Merger Agreement and any other applicable filings under the Exchange Act or the Securities Act, the

Shareholder’s identity and ownership of the Shares and the nature of the Shareholder’s obligations under this Agreement.

(ii)The Shareholder hereby waives and agrees not to exercise any appraisal or dissenter’s rights which may arise with respect to the Shares in connection with Merger or under the transactions contemplated by the Merger Agreement.

(c)Until the Expiration Time, the Shareholder shall not, and shall use its reasonable best efforts to cause its Representative not to, directly or indirectly: (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal or (iii) provide any confidential or nonpublic information or data or have or participate in any discussion with, any person relating to any Acquisition Proposal, except to (A) seek to clarify and understand the terms and conditions of any inquiry or proposal made by any person or (B) notify a person that has made or, to the knowledge of the Shareholder, is considering making, an Acquisition Proposal, of the existence of the provisions of this Section 2(c), (iv) approve or recommend any Acquisition Proposal or (v) approve or recommend, or propose publicly to approve or recommend, or execute or enter into any binding acquisition agreement, merger agreement or other definitive transaction agreement constituting or related to, or which is intended to or is reasonably likely to result in, any Acquisition Proposal (other than a confidentiality agreement permitted by the terms of Section 6.12(a) of the Merger Agreement).

Section 3.Representations and Warranties of Purchaser.

(a)Capacity. Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite capacity, power and authority to enter into and perform its obligations under this Agreement.

(b)Due Authorization. This Agreement has been duly executed and delivered by Purchaser and the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Purchaser.

(c)Binding Agreement. Assuming the due authorization, execution and delivery of this Agreement by the Shareholder, this Agreement constitutes the valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

Section 4.Termination. Other than this Section 4, Section 2(b)(i) and Section 5, which shall survive any termination of this Agreement, this Agreement and all obligations of the Shareholder hereunder will automatically terminate and cease to be of any further force and effect upon the earlier of (a) the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms (such earlier time, the “Expiration Time”). Notwithstanding the foregoing, nothing herein shall relieve any party hereto from liability for any breach of this Agreement prior to any such termination.

Section 5.Miscellaneous.

(a)Expenses. All expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(b)Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon confirmation of receipt, or if by email so long as such email states it is a notice delivered pursuant to this Section 5(b) and a duplicate copy of such email is promptly given by one of the other methods described in this Section 5(b), (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices and other communications hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)If to Purchaser, to:
BOK Financial Corporation
Bank of Oklahoma Tower
Boston Avenue at Second Street
Tulsa, Oklahoma 74192
Attention:     Steven E. Nell, Chief Financial Officer
Fax:     918-588-6853
Email:     snell@bokf.com
with a copy (which shall not constitute notice) to:
Frederic Dorwart, Lawyers PLLC
124 East Fourth Street
Tulsa, Oklahoma 74103
Attention:    Tamara R. Wagman
Fax:        (918) 583-8251
Email:    twagman@fdlaw.com
If to the Shareholder, to:

Noel N. Rothman
c/o CoBiz Financial Inc.
1401 Lawrence Street, Suite 1200
Denver, CO 80202
Attention:    Lyne Andrich, Chief Financial Officer &
Chief Operating Officer
Fax:        (720) 264-1958
Email:    landrich@cobizfinancial.com
with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:    Lee Meyerson
Elizabeth Cooper
fax:         (212) 455-2502
email:    lmeyerson@stblaw.com
ecooper@stblaw.com

(c)Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by Purchaser and the Shareholder.

(d)Successors and Assigns. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of each of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns, including without limitation any corporate successor by merger or otherwise.

(e)Third Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any person, other than the parties to this Agreement and their respective successors and permitted assigns, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

(f)No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

(g)Further Assurances; Ownership. From time to time at the request of Purchaser, and without further consideration, the Shareholder shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to effect the matters contemplated by this Agreement. Nothing contained in this Agreement shall be deemed to vest in Purchaser any direct or indirect ownership or incidence of ownership of or with respect to, or control over, any shares of Company Common Stock. All rights, ownership and economic benefits of and relating to the shares of Company Common Stock shall remain vested in and belong to the Shareholder, and Purchaser shall not have any authority to direct the Shareholder in the voting or disposition of any of the shares of Company Common Stock, except as otherwise provided herein.

(h)No Group. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any person, including Purchaser, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable law or of conferring upon Purchaser beneficial ownership of any Shares at any time prior to the Effective Time.

(i)Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. The effectiveness of this Agreement shall be conditioned upon the execution and delivery of the Merger Agreement by the parties thereto.

(j)Capacity as Shareholder. This Agreement shall apply to the Shareholder solely in its capacity as a shareholder of the Company, and it shall not apply in any manner to the Shareholder in any capacity as a director, officer or employee of the Company or in any other capacity, and shall not limit or affect any actions taken by the Shareholder in any such other capacity.

(k)Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is determined by a court of competent jurisdiction to be invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability.

(l)Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that prior to the valid termination of this Agreement in accordance with Section 4, the parties hereto shall be entitled, in addition to any other remedy to which they are entitled under this Agreement, to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Chosen Courts (as defined below). Without limiting the foregoing, each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) there is adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an order or injunction to prevent breaches and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 5(l) shall not be required to provide any bond or other security in connection with any such order or injunction.

(m)No Waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

(n)Governing Law. This Agreement and all actions (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.

(o)Submission to Jurisdiction. Each party hereto agrees that it shall bring any action between the parties arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement exclusively in the Delaware Court of Chancery or any appellate court therefrom (or, only if such courts lack or decline to accept jurisdiction over a particular matter, in the United States District Court for the District of Delaware or another court sitting in the State of Delaware and any appellate courts therefrom) (the “Chosen Courts”), and with respect to any such action (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action shall be effective if notice is given in accordance with Section 5(b).

(p)Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5(P).

(q)Construction. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be deemed to mean “and/or.” Terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement, except as otherwise indicated in this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute or contract defined or referred to herein or in any agreement, instrument, exhibit or schedule that is referred to or defined herein means such statute or contract as from time to time amended, modified or supplemented, including by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.

(r)Name, Captions, Gender. Section headings of this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(s)Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e‑mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e‑mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment or consent hereto or thereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e‑mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

(t)Definitions. Capitalized terms used herein and not defined shall have the meanings specified in the Merger Agreement.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.
BOK FINANCIAL CORPORATION

By: /s/ Steven G. Bradshaw
Steven G. Bradshaw, President
and Chief Executive Officer

By: /s/ Noel N. Rothman                 Name:    Noel N. Rothman

[SIGNATURE PAGE TO VOTING AGREEMENT]